EXHIBIT  11

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FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
                      Computation of Per Share Earnings *
                   (In thousands, except per share amounts)
                                  (unaudited)

Primary:
                                   September 30,  September 24,  September 25,
                                   1994           1993           1992
                                   -------------  -------------  -------------
Primary:
Net income                                $4,492         $5,391         $5,567
Weighted average number of shares
   outstanding during the period           4,049          4,078          4,032

Incremental shares under stock options
   computed under the treasury stock method
   using the average market price of the
   issuer's stock during the period          194            209             120

Weighted average shares and common
   equivalent shares outstanding           4,243          4,287          4,152

Net income per share                     $  1.06        $  1.26        $  1.34

Fully diluted:
Net income                                $4,492         $5,391         $5,567

Weighted average number of shares
   outstanding during the period           4,049          4,078          4,032

Incremental shares under stock options
   computed under the treasury stock method
    using the higher of the average or ending
   market price of the issuer's stock at
   the end of the period                     194            223            129

Weighted average shares and common
   equivalent shares outstanding           4,243          4,301          4,161

Net income per share                     $  1.06        $  1.25        $  1.34
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* All per share  figures have been restated for common stock dividends declared through October 1994.